Exhibit 4.4

FIFTEENTH AMENDMENT TO THE

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

BLUEROCK RESIDENTIAL HOLDINGS, L.P.

DESIGNATION OF ADDITIONAL 6.0% SERIES A

REDEEMABLE PREFERRED UNITS

JANUARY 24, 2023

Pursuant to Section 4.02 and Article XI of the Second Amended and Restated Agreement of Limited Partnership of Bluerock Residential Holdings, L.P., as amended, (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows:

1.             Series A Preferred Units. Section 16.01 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 16.01 is inserted in its place:

16.01       Designation and Number. The number of authorized Preferred Units (as defined below) designated as Series A Preferred Units (the “Series A Preferred Units”) shall be 30,000,000.

2.             Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

BLUEROCK HOMES TRUST, INC.,
a Maryland corporation

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

[Signature page for Fifteenth Amendment re: Additional Series A Preferred Units –

January 24, 2023]